                                                               EXHIBIT 12(B)

                         [LETTERHEAD OF ROPES & GRAY]


                              March 5, 1999


WM Tax-Exempt Money Market Fund
WM Trust I
1201 Third Avenue, Suite 2210
Seattle, Washington 98101

Griffin Tax-Free Money Market Fund
The Griffin Funds, Inc.
5000 Rivergrade Road
Irwindale, California 91706

Ladies and Gentlemen:

     We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated as of February 5, 1999, between The Griffin Funds, Inc., a Maryland corporation, on behalf of its Growth Fund ("Target Fund"), and the WM Trust I, a Massachusetts business trust ("WM Trust I") on behalf of its Growth Fund ("Acquiring Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur on March 5, 1999 (the "Exchange Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Sections 8(h) and 9(f) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

     Target Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

     Acquiring Fund is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's

WM Tax-Exempt Money Market Fund
Griffin Tax-Free Money Market Fund           -5-                   March 5, 1999

option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

          For purposes of this opinion, we have considered the Agreement, the Acquired Fund Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above). We have also been provided with a letter dated as of the date hereof from Mr. Charles Rinehart, representing as to certain facts upon which he has indicated that we may rely in rendering this opinion.

          Based on the foregoing representations and our review of the documents and items referred to above, we are of the opinion that for federal income tax purposes:

   (i) The Transaction will constitute a "reorganization," within the meaning of Section 368(a) of the Code;

   (ii) Each of Acquiring Fund and Target Fund will be a "a party to a reorganization" within the meaning of Section 368(b) of the Code, with respect to the Transaction;

   (iii) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

   (iv) The basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

   (v) The holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

   (vi) No gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

   (vii) No gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund Shares for Acquiring Fund Shares;

WM Tax-Exempt Money Market Fund
Griffin Tax-Free Money Market Fund           -6-                   March 5, 1999


   (viii) The basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction will be the same as the basis of his or her Target Fund Shares exchanged therefor; and

   (ix) A Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund Shares as capital assets.

                                          Very truly yours,


                                          /s/ Ropes & Gray
                                          Ropes & Gray